MASTER ACQUISITION AGREEMENT

DATED DECEMBER 2012

PRIME RENEWABLES GMBH

and

ECO-KINETICS NETHERLANDS HOLDING B.V.

relating to the acquisition of photovoltaic projects

ALLEN & OVERY

Studio Legale Associato

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THIS AGREEMETN (the Master Agreement) is made on ____ December 2012

BETWEEN

(1)	Prime Renewables GmbH, a company incorporated under the laws of Germany, whose registered office is at Floor 15, Bockenheimer Landstr. 51-53 / 60325 Frankfurt am Main, Germany, registered with the commercial registry of "Handelsregister B des Amtsgerichts Frankfurt am Main" under number HRB 91984, duly represented by Mr. Werner Goricki, in his capacity as legal representative, duly authorised as resulting from the extract of the commercial registry, copy of which is attached hereto as Schedule I (the Purchaser);

on the one part-

(2)	eco-Kinetics Netherlands Holding B.V., a company incorporated under the laws of the Netherlands, whose registered office is at Schiphol Boulevard 231, 1118 BH Schiphol the Netherlands, company number no. 55226582, duly represented by Mr. Jacobus Johannes Van Ginkel, in his capacity as legal representative, duly authorised pursuant to the shareholder's resolution dated 26 November 2012 and as resulting from the extract of the commercial registry, copies of which are attached hereto as Schedule 1 (the Seller);

-on the other part-

(the Purchaser and the Seller are herein collectively referred to also as the Parties and individually as a Party).

BACKGROUND

(A)	The Seller owns no. 13,342,736 (thirteen million three hundred and forty two thousand seven hundred and thirty six) shares having a nominal value of Euro 13,342,736 (thirteen million, three hundred and forty two thousand seven hundred and thirty six/00) (the Shares) representing the entire corporate capital of eco-Kinetics Netherlands One B.V., a company incorporated under the laws of the Netherlands, with registered office in De Lairessestraat 154, 1075 HL, Amsterdam, the Netherlands, company number no. 55244408 (the Holding Company).

(B)	The Holding Company owns (i) a quota having a nominal value of Euro 10,000.00 (ten thousand/00) (the TE1 Quota) representing the entire corporate capital of Tele Energy 1 S.r.l., a company incorporated under the laws of Italy, with registered office in via Nickmann 6/A, 70132, Bari, Italy, registration with the Companies' Register, Italian tax code and VAT number no. 06782700725 (TE1), (ii) a quota having a nominal value of Euro 10,000.00 (ten thousand/00) (the FV12 Quota) representing the entire corporate capital of Enne.Pi. Studio FV. 12 S.r.l., a company incorporated under the laws of Italy, with registered office in Lungomare 9 Maggio 38, 70132, Bari, Italy, registration with the Companies' Register, Italian tax code and VAT number no. 07253100726 (FV12), (iii) a quota having a nominal value of Euro 10,000.00 (ten thousand/00) (the FV9 Quota) representing the entire corporate capital of Enne.Pi. Studio FV. 9 S.r.l., a company incorporated under the laws of Italy, with registered office in Lungomare 9 Maggio 38, 70132, Bari, Italy, registration with the Companies' Register, Italian tax code and VAT number no. 07211550723 (FV9), and (iv) a quota having a nominal value of Euro 10,000.00 (ten thousand/00) (the FV8 Quota and, together with the TE1 Quota, the FV12 Quota and the FV9 Quota, the Quotas) representing the entire corporate capital of Enne.Pi. Studio FV. 8 S.r.l., a company incorporated under the laws of Italy, with registered office in Lungomare 9 Maggio 38, 70132, Bari, Italy, registration with the Companies' Register, Italian tax code and VAT number no. 07211560722 (FV8 and, together with TEI, FV12 and FV9, the Project Companies; the Project Companies and the Holding Company are herein collectively referred to as the Companies).

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(C)	The Project Companies have been set up for the purpose of developing, engineering, financing, constructing, commissioning, operating and maintaining five photovoltaic plants as better described and identified in Schedule 3 (the Projects).

(D)	On 28 November 2012 the Holding Company entered into no. 2 settlement agreements, a true copy of which is attached hereto as Schedule 4 (the Settlement Agreements), with, among the others, the previous quotaholders of the Project Companies, in relation to certain pending issues (inclusive of certain issues relating to amounts of the considerations to be paid for the transfer of the Quotas under the relevant past deeds of transfer and not fully paid within the due date), pursuant to which: (i) all payments, claims, disputes and issues still outstanding in connection with the past deeds of transfer have been fully settled among the interested parties conditional upon payment by the Holding Company and certain other entities or individuals, upon expiry of different maturity dates (the first one falling on 21 December 2012 and the last one on 20 May 2013), of certain amounts as stated thereunder, and (ii) any claims relating to payments in connection with certain services and supply of parts for the construction of the photovoltaic plants of the Projects have been fully settled among the interested parties.

(E)	For the purpose of the construction and operation of the photovoltaic plants involved in the Projects, the Project Companies, as principal, and eco-Kinetics Europe Limited, as contractor, have entered into, in relation to each Project: (i) an engineering, procurement and construction contract, copy of which is attached hereto as Schedule 5 (the EPC Contract), and (ii) an operation and maintenance contract, copy of which is attached hereto as Schedule 6 (the O&M Contract).

(F)	The Purchaser, a company operating in the field of the management and financing of photovoltaic plants, wishes, on the terms and subject to the conditions set out in this Master Agreement, to acquire the Shares.

NOW, THEREFORE, on the basis of the foregoing, the Parties agree as follows.

1.	RECITALS AND SCHEDULES

The Recitals above and the Schedules to this Master Agreement are an integral and essential part of this Master Agreement.

2.	DEFINITIONS AND INTERPRETATIONS

2.1	The heading contained in this Master Agreement and in any Schedules are for reference purposes only and shall not affect in any way their interpretation.

2.2	In this Master Agreement, unless the contrary intention appears, a reference to a Recital, Clause, Subclause or Schedule is a reference to a recital, clause, subclause or schedule of this Master Agreement.

2.3	In this Master Agreement, where an Italian term is written in italics or in italics and in brackets after an English term and there is any inconsistency between the Italian and the English term, the meaning of the Italian term shall prevail.

2.4	In this Master Agreement, references to dates and times are to be computed as of the Italian time, unless otherwise expressly provided.

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2.5	In addition to the terms defined above and other terms defined in other Clauses or Schedules, capitalised terms used in this Master Agreement shall have the meaning given to those terms in Schedule 2.

3.	SALE AND PURCHASE OF THE SHARES

3.1	Subject to the Conditions Precedent being satisfied, or waived by the Purchaser, and subject to the terms and conditions of this Master Agreement, the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase, the Shares at Closing.

3.2	In consideration for the transfer of the Shares, the Purchaser shall pay to the Seller a purchase price equal to Euro 12,300,000.00 (twelve million three hundred thousand/00) (the Purchase Price). The Purchase Price shall be paid as follows:

(a)	Euro 11,850,000.00 (eleven million eight hundred fifty thousand/00) at the Closing Date to the bank account set forth in Subclause 12.8(a);

(b)	(i) Euro 450,000.00 (four hundred fifty thousand/00) to the bank account set forth in Subclause 12.8(a) at the date of issuance of the last provisional acceptance certificate under the EPC Contracts, in case any of the provisional acceptance certificates under the EPC Contracts is still to be issued at the Closing Date; (ii) it is agreed to the contrary that, in case any and all provisional acceptance certificates under the EPC Contracts will prove to have been already issued on or prior to the Closing Date, said amount equal to Euro 450,000.00 (four hundred fifty thousand/00) shall cumulate with the one under (a) above and be paid at the Closing Date to the bank account set forth in Subclause 12.8(a).

3.3	It is agreed that the Purchase Price will be reduced to Euro 11,950,000.00 (eleven million nine hundred fifty thousand/00) in the event Closing Date falls on a date which is earlier than 21 December 2012. In such an event: (i) Subclause 3.2 shall still apply, provided however that figures under 3.2(a) and 3.2(b) shall respectively be reduced to Euro 11,512,630.00 and Euro 437,370.00; and (ii) the Purchaser shall procure that the payment of Euro 350,000 (three hundred and fifty thousand/00) pursuant to and in accordance with the Settlement Agreement, referred to under Subclause 7.2(h), is fully made by the Holding Company so that the bank account of the recipient of the aforesaid payment is in cleared funds on or before 21 December 2012.

3.4	The Shares shall be sold free from all Encumbrances and together with all rights attaching to them, including the right to the full amount of all dividends which may be allocated to the Shares for the current business year which started on 1 July 2012.

3.5	The Parties agree that the Purchaser may designate a member of the Purchaser's Group, including for the avoidance of doubt a new company to be incorporated, to purchase the Shares in accordance with article 1401 of the Code and act as Purchaser under this Master Agreement, in which case the following provisions apply:

(a)	the designation will be validly made if notified by the Purchaser in writing to the Seller together with the written acceptance of the designated member of the Purchaser's Group;

(b)	any designation shall be notified to the Seller no later than the Closing Date;

(c)	upon designation and simultaneous written acceptance by the designated member of the Purchaser's Group in accordance with this Subclause 3.5, the Purchaser shall be definitively released from the performance of the obligations undertaken by it under this Master Agreement.

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4.	ENEL RECEIVABLES

4.1	The Seller has informed the Purchaser that the Project Companies are entitled to certain receivables towards Enel in relation to the assignment of the ownership of the electrical infrastructure to Enel for the purpose of its inclusion within the grid managed by Enel itself (the End Receivables).

4.2	In case the Enel Receivables are not cashed in by the Project Companies within 24 (twenty four) months as of the date hereof, the Seller shall pay to the Purchaser a sum equal to the amount of the Enel Receivables.

4.3	In case the Enel Receivables are cashed in, in whole or in part, by the Project Companies within the term set out in Subclause 4.2, the following provisions shall apply:

(a)	if the amount of the Enel Receivables cashed in by the Project Companies is higher than Euro 80,000.00 (eighty thousand/00), the Purchaser shall pay to the Seller a sum equal to the exceeding portion on a euro by euro basis; or

(b)	if the amount of the Enel Receivables cashed in by the Project Companies is lower than Euro 70,000.00 (seventy thousand/00), the Seller shall pay to the Purchaser a sum equal to that reduction on a euro by euro basis.

4.4	Any such payment shall be made within 5 (five) Business Days following the expiry of the term set out in Subclause 4.2.

4.5	To the extent possible, the Purchaser is entitled to deduct from/offset any sum due to it by the Seller under Subclause 4.3(b) against any amount payable by it to the Seller under Subclause 3.2(b).

5.	CONDITIONS TO CLOSING

5.1	The Purchaser's obligations to purchase the Shares and fulfil its obligations under Clauses 3 and 7, are conditioned to (i) the following conditions under letters (a), (b), (c) and (d) below having been met within the Long Stop Date, and (ii) the following conditions under letters (e), (f), (g) and (h) below being met throughout the period elapsing from the Execution Date up to the Long Stop Date (inclusive):

(a)	all Encumbrances on, or affecting, the Shares being released, cancelled and terminated and the Holding Company being released and discharged from all undertakings, liabilities and obligations arising thereto;

(b)	the agreement (Convenzione) for the granting of the Incentive Tariff having been properly entered into by and between the Project Companies and the GSE in relation to each and all Projects with the exception of the relevant agreement to be entered into between FV8 and the GSE in relation to the Vitti I Project;

(c)	an updated twenty-year notarial report addressing all the plots of land impacted by each Project, and covering, in particular, the plots of land referred to by the relevant deeds of easement (contratti per la costituzione di diritti di servitù) and the deeds of undertaking (atti d'obbligo), being delivered by the Seller to the Purchaser in relation to each Project showing that each land impacted by the Projects is free from mortgages or other liens and that there is not any prejudicial registration on land (trascrizione pregiudizievole);

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(d)	delivery by the Seller of evidence of the filing of the deeds of easement (contratti per la costituzione di diritti di servitù) and the deeds of undertaking (atti d'obbligo) concerning the Projects with the Property Register in relation to all the Projects other than the Bitonto Bitetto Project;

(e)	there being no pending or commenced actions or proceedings by or before any court or other governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Master Agreement related to the purchase by the Purchaser of the Shares;

(f)	none of the following event is taking place: (i) any material breach of the Warranties coming to the Purchaser's attention whether as a result of the Seller notifying such breach to the Purchaser or the Purchaser becoming otherwise aware of it; and (ii) anything else occurring which has or would be likely to have a Material Adverse Effect on the Companies and/or the Projects; unless any such breach or event is fully remedied by the Seller on or prior to the Long Stop Date;

(g)	no introduction of, or any change in, any and all applicable Law or regulation following the Execution Date that will or may generate change in the Incentive Tariff regime; and

(h)	without any prejudice to Subclauses 10.2(a) and in relation to each Project, no third party or Public Authority claiming or challenging or annulling on a self redress basis (annullamento in autotutela) or threatening to claim or challenge or annul on a self redress basis (annullamento in autotutela), the validity of the Authorisations and of the Connection Applications; unless such claim, challenge or annulment (either actual or threatened) is withdrawn or waived, autonomously or under the initiative of the Seller, by the same third party or Public Authority on or prior to the Long Stop Date.

5.2	The Conditions Precedent are all set in the exclusive interest of the Purchaser, so that the Purchaser may waive all or any of the Conditions Precedent (either in whole or in part) at any time by written notice to the Seller.

5.3	Each Party shall act in good faith to procure (so far as it is so able to procure) that the Conditions Precedent are satisfied on or before 31 January 2013 (the Long Stop Date). lf, for reasons independent from the Parties, any of the Conditions Precedent under letters 5.1(a), 5.1(b), 5.1(c) and 5.1(d) of Subclause 5.1 should not be met by the Long Stop Date, and the Purchaser should not have waived it by that time, then each of the Parties will be entitled to immediately notify to the other a written request to postpone it for 30 calendar days, it being understood that, in such an event, the Long Stop Date shall be automatically postponed up to 2 March 2013.

5.4	The Party responsible for the satisfaction of any of the Conditions Precedent shall promptly notify, giving written evidence of that, the other Party of (i) the satisfaction of the relevant Condition Precedent or (ii) the occurrence of any action, fact or event that makes or can be reasonably expected to make the satisfaction of any of the Conditions Precedent impossible or unlikely. This notice must be given on or before the second Business Day after the Party becomes aware of the same.

5.5	If on or before the Long Stop Date (as postponed, if the case may be), the Purchaser acknowledges that any of the Condition Precedent has not been met (or is not otherwise waived by the Purchaser), without prejudice to any other rights or remedies available to the Purchaser in accordance with any and all applicable Law (including, without any limitation, its ability to claim damages), except for this Clause and Clauses 2, 11, 12.6 and 13, all the other provisions of this Master Agreement shall lapse and cease to have effect.

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6.	PRE-CLOSING COVENANTS

6.1	The Parties undertake to deliver before Closing to the Notary the powers of attorney and any other deeds required for the purpose of executing the Deed of Transfer and performing any other relevant action at Closing as set out in Clause 7. The Seller shall cause that the Holding Company delivers before Closing to the Notary the power of attorney and any other deeds required for the purpose of executing the Deed of Transfer and performing any other relevant action at Closing as set out in Clause 7.

6.2	The Seller acknowledges and agrees that (i) the Notary will be a civil law notary with the Purchaser's lawyers, (ii) it is aware of the provisions of the Ordinance Interdisciplinary Cooperation (Verordening Interdisciplinaire Samenwerking) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) in the Netherlands, and (iii) the Purchaser's lawyers may advise and act on behalf of the Purchaser with respect to this Master Agreement and any agreements and/or any disputes related to or resulting from this Master Agreement.

6.3	The Parties acknowledge that the amended by-laws of the Holding Company attached under Schedule 7 are an English unofficial version which may need to be translated and implemented in the Dutch language and according to local requirements. The Seller shall procure that a Dutch version of the amended by-laws of the Holding Company as reflected under Schedule 7 is circulated for approval of the Purchaser fairly in advance of the Closing Date to allow the latter to approve it before it is submitted to the Notary to be used for the purposes of Subclause 7.2(d). The Parties acknowledge that, in the event changes will be required in order to make the new by-laws as attached in Schedule 7 validly translated into Dutch language and consistent with local requirements, they will procure that the finally adopted new by-laws of the Holding Company are, to the utmost extent possible, consistent with the intended interests and aim of the Purchaser.

6.4	The Seller undertakes to transfer and assign to the Holding Company before Closing at no charge, cost and under no consideration any and all receivables and credits claimed by any Seller's Group Company towards the Project Companies in relation to, or in any case connected to, the payment of the considerations and/or other sums pursuant to the EPC Contracts and/or any other agreements to which the Project Companies are parties.

6.5	The Purchaser shall keep the Seller promptly informed of any claims regarding the transformer outage at the Casamassima Saracino Project in relation to the period lasting from October 2012 to November 2012 and provide the Seller with copies of all relevant documents and such other information in its possession or control as may be reasonably requested by the Seller for the purpose of allowing the Seller, or any of its Affiliates, to enforce the relevant warranty claims against the supplier of the defective parts.

7.	CLOSING

7.1	Closing shall take place simultaneously at the offices of Allen & Overy, Via Manzoni 41-43, Milan, Italy, and Apollolaan 15, 1077 AB Amsterdam, the Netherlands, at 10.00 a.m. central European time on the Closing Date, or at the other place and/or time to be agreed upon between the Parties.

7.2	At Closing, the Seller shall, following the chronological order below:

(a)	deliver to the Purchaser (i) a statement by which the Seller declares that there are no outstanding receivables and credits which may be claimed by any Seller's Group Company towards the Project Companies in relation to, or in any case connected to, the payment of the considerations and/or other sums pursuant to the EPC Contracts and/or any other agreements to which the Project Companies are parties, and (ii) a written acquittance signed by each Seller's Group Company irrevocably and unconditionally stating that the Seller's Group Companies have no claim, at any title whatsoever, towards the Project Companies with respect to any and all receivables and credits which may be claimed by any Seller's Group Company towards the Project Companies in relation to, or in any case connected to, the payment of the considerations and/or other sums pursuant to the EPC Contracts and/or any other agreements to which the Project Companies are parties;

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(b)	procure the resignation in writing of each relevant Company's directors, managers and attorneys, in each case to be expressed to take effect on the Closing Date and acknowledging that the directors have no claim against any and all of the Companies, whether for loss of office, accrued remuneration or otherwise;

(c)	procure that a shareholders' meeting of each relevant Company is validly convened and held to resolve on the appointment of the Persons who will be designated by the Purchaser as new directors of each relevant Company;

(d)	procure that a shareholders' meeting of the Holding Company is validly convened and held to resolve the adoption of amended by-laws of the Holding Company as reflected under Schedule 7 in order to (i) remove limits on the nationality of directors and provide for one single category of directors irrespective of their nationality, and (ii) provide that the meetings of the board of directors may be held, and relevant resolutions adopted, also outside of the Netherlands;

(e)	deliver to the Purchaser the shareholders' ledger (once possibly updated as provided under (j) below), deed of incorporation, updated by-laws, minute books, registers and all statutory books as stated in Subclause 9.6(c) of each relevant Company;

(f)	deliver to the Purchaser evidence that Euro 10,640,000.00 (ten million six hundred fourty thousand/00) to eco-Kinetics Europe Limited as 100% of the aggregate consideration pursuant to the EPC Contract has been duly paid and cashed in by the contractor; it being agreed that at Closing the Seller shall also deliver to the Purchaser evidence that any sum which is due and payable to the contractor under the O&M Contract as at the Closing Date has been duly paid and cashed in by the contractor;

(g)	deliver to the Purchaser evidence, satisfactory to the latter, that all cash is deposited in the bank accounts opened in the name of each Project Company as minimum required equity capital (Euro 10,000 per each Project Company) and all powers to manage and operate such accounts previously granted to Mr. Francesco Felici or any other individuals have been revoked and annulled;

(h)	only provided that Subclause 3.3 is not applicable and Closing Date falls on a date which is falling on, or later than, 21 December 2012, deliver to the Purchaser evidence, satisfactory to the latter, of payment of the Euro 350,000.00 (three hundred fifty thousand/00) claim, as referred to under the Settlement Agreement entered into by and among the Holding Company and, among the others, the previous quotaholders of the Project Companies, having been timely, accurately and fully made by 21 December 2012, pursuant to and in accordance with the relevant Settlement Agreement, at no cost or charge for any of the Project Companies and without any residual obligation or liability of the Holding Company with respect to such claim remaining outstanding after the date of said payment;

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(i)	deliver to the Purchaser the true original of the parent company guarantee released by CBD Energy Limited, according to the form attached herewith under Schedule 8;

(j)	execute before the Notary the Deed of Transfer of the Shares, free from any Encumbrances, and procure that (i) the Holding Company executes the Deed of Transfer before the Notary, and (ii) the relevant entry is executed in the Holding Company's shareholders' ledger in a form satisfactory to the Purchaser; and

(k)	procure that any such other document that is contemplated under this Master Agreement or that may be required by any and all applicable Law in order to complete the sale to the Purchaser of the Shares or in connection therewith is executed.

7.3	At Closing, the Purchaser shall pay the Purchase Price in accordance with Subclauses 3.2(a) and 3.2(b)(ii) and, if the case may be, 3.3.

7.4	All actions and transactions constituting the Closing (including, without any limitation, the transfer of the Shares) shall be regarded for the purposes of the Closing as a single transaction so that, at the option of the Party interested in carrying out the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have taken place as provided in this Master Agreement.

7.5	If for any reason the Seller does not do or procure to be done all those things set out in Subclause 7.2, the Purchaser may:

(a)	communicate in writing to the Seller that, without prejudice to any other rights or remedies available to the Purchaser in accordance with any and all applicable Law (including, without any limitation, its ability to claim damages), except for this Clause, the Clauses 2, 11, 12.6 and 13, all the other provisions of this Master Agreement relating to the acquisition by the Purchaser of the Shares shall lapse and cease to have effect; or

(b)	fix a new Closing Date.

7.6	The execution of the Closing shall not affect, and shall not have any novative effects (effetto novativo) on the rights and obligations of the Parties provided for in this Master Agreement which shall remain effective as stated herein.

8.	INTERIM PERIOD

8.1	During the Interim Period, the Seller shall:

(a)	procure that the Purchaser, its agents and representatives, are given full access to the properties, books, Contracts, commitments and records of the Companies during normal business hours on any Business Day and on reasonable notice to the Seller;

(b)	without any prejudice to Parties' disclosure obligation under this Master Agreement, provide such information regarding the Projects, businesses and affairs of the Companies as the Purchaser may reasonably require;

(c)	procure that the businesses of the Companies will be carried on in the ordinary course, consistent with past and current practice (senza soluzione di continuità rispetto al passato). In particular, and without limiting the generality of the foregoing, the Seller shall procure that, except with the written consent of the Purchaser, the Companies will not:

(i)	incur any expenditure that is not strictly necessary for the correct implementation of the Projects without the previous written consent of the Purchaser. It is agreed and understood that, as a consequence of the incurring of such authorised expenditure, at the Closing Date, no debts, liabilities, fees, expenses, charges, costs of whatever nature, including, without any limitation, Taxes, fees, legal and notarial expenses relating to the carrying out of the expenditure shall be due by the Companies to any third party, including, without any limitation, the Seller; or

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(ii)	dispose of or grant any option or right of pre-emption in respect of any part of their assets; or

(iii)	even in the ordinary course of their businesses consistent with their past practices, will not (i) enter into any Contract involving an amount without the previous written consent of the Purchaser; or (ii) make any commercial proposal or offer to any Person, which, if accepted, would result in a legally binding Contract; or

(iv)	borrow any money; or

(v)	enter into any unusual Contract or commitment or:

(A)	make any loan;

(B)	enter into any leasing, hire purchase or other Contract or arrangements for payment on deferred terms; or

(vi)	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders their financial position less favourable than at the Execution Date; or

(vii)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

(viii)	make any change in the terms and conditions of employment of any of their directors or employ any Person; or

(ix)	permit any of their insurances (if any) to lapse or do anything which would make any policy of insurance void or voidable; or

(x)	pass any resolution of their shareholders or quotaholders, as applicable, whether in general meeting or otherwise; or

(xi)	agree, conditionally or otherwise, to do any of the foregoing; or

(xii)	in any other way depart from the ordinary course of their day-to-day business; or

(xiii)	do or omit to do, or cause to be done or omitted to be done, any act, transaction or thing which would result (or be likely to result) in (I) any of the Warranties being untrue or inaccurate at the Closing Date and/or (II) any direct or indirect negative impact and/or effect on the transactions (or part thereof) contemplated by this Master Agreement.

8.2	The Seller shall immediately notify the Purchaser in writing of any matter or thing which arises or becomes known to it before the Closing which (notwithstanding the preceding paragraph) constitutes (or would after the lapse of time constitute) a misrepresentation or a breach of any of the Warranties or the undertakings or other obligations on the part of the Seller under this Master Agreement.

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9.	WARRANTIES

9.1	General provisions

(a)	The Warranties given by the Seller shall be true, accurate, complete and correct in all material respects at the Execution Date and at the Closing Date.

(b)	Each of the Warranties is separate and independent and, unless otherwise expressly provided, is not limited to:

(i)	by reference to any other Warranty;

(ii)	by any other term in this Master Agreement: or

(iii)	by anything in the Schedules which is not expressly referenced to the Warranty concerned.

(c)	The Seller acknowledges that the Warranties are material and the accuracy and completeness of the Warranties is essential to the Purchaser's decision to enter into this Master Agreement.

(d)	The Warranties herein are qualified by all facts, matters and information Disclosed to the Purchaser.

(e)	The following Warranties are given by the Seller in addition to any other representation and warranty given under this Master Agreement or all and any applicable Law.

9.2	Organization

(a)	The Holding Company is duly organised, validly existing and in good standing under the Laws of the Netherlands.

(b)	Each Project Company is a società a responsabilità limitata (limited liability company) company, duly organised, validly existing and in good standing under the Laws of Italy.

(c)	The corporate capital of:

(i)	the Holding Company is equal to Euro 13,342,736 (thirteen million, three hundred and forty two thousand seven hundred and thirty six/00), duly authorised, validly issued and fully paid up; and

(ii)	each Project Company is equal to Euro 10,000 (ten thousand/00), duly authorised and validly issued.

(d)	Each Project Company has no subsidiaries and it possesses the full corporate powers and authorities to own its Assets and to carry out the relevant Project(s).

Accurate and complete copies of certificates of incorporation, articles of association and other organisation and related documents, each as amended to date, of each Company shall be delivered, within the Closing Date by the Seller to the Purchaser.

9.3	Effect of this Master Agreement

(a)	The Seller has the requisite power and authority to enter into and perform this Master Agreement.

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(b)	For the Seller, its execution, delivery and performance of this Master Agreement, and its consummation of the transactions contemplated herein:

(i)	do not constitute a default or breach under any Contract to which it or the relevant Company is a party or by which it or the relevant Company is bound;

(ii)	do not relieve any other party to a Contract with the relevant Company of its obligations or enable that party to vary or rescind its rights or obligations under such Contract;

(iii)	do not constitute a violation of any and all Law applicable to it, or to the business, the relevant Project, or the Assets of the relevant Company, or to any of the transactions contemplated in this Master Agreement;

(iv)	do not violate any regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any Public Authority to which the Seller or the relevant Company are subject;

(v)	do not accelerate or otherwise modify any obligation of the relevant Company under any Contract whatsoever;

(vi)	do not result in creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the Assets of the relevant Company or any of the quota capital in such Company; or

(vii)	do not require the consent of any Person.

(c)	This Master Agreement constitutes a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms and conditions.

9.4	Quota capital and ownership

(a)	The Shares constitute the whole of the issued and subscribed corporate capital of the Holding Company, and they are validly issued and fully paid up.

(b)	The Companies have not issued any financial instrument or are party to any Contract entitling any Person to participate in their capital, profits or management.

(c)	There are no Contracts or circumstances which prevent, or in any case limit, any Encumbrances on, or affecting, the Shares from being released, cancelled and terminated and the Holding Company being released and discharged from all undertakings, liabilities and obligations arising thereto, as provided under Subclause 5.1(a).

9.5	Insolvency

(a)	Each Company is not insolvent and is not involved in or subject to any Insolvency Proceedings.

(b)	There are not circumstances which require or would enable any Insolvency Proceedings to be commenced in respect of each Company.

(c)	Each Company is not in a situation as provided for in articles 2446 and 2447 of the Code (reduction of the capital for losses).

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(d)	Each Company is not party to any transaction capable of being revoked (oggetto di azioni revocatoria) in whole or in part for insolvency reasons and/or any reasons provided by article 2901 of the Code.

9.6	Financial and Corporate Records

(a)	The accounting records of each Company are up-to-date, and, so far as the Seller is aware, contain true and accurate details of all material transactions of each Company.

(b)	Each Company's records, systems and information, and the means of access to them, are exclusively owned by it and under its direct control.

(c)	Accurate and complete copies of the contents of the statutory books of each Company have been delivered, within the Closing Date to the Purchaser. The statutory books of each Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received. None of the shareholders, quotaholders, board of directors, or board of statutory auditors if any, has taken any material action.

(d)	All returns, particulars, resolutions and other documents required to be filed with or delivered to the Companies' Register (Registro delle Imprese) by each Company or any of its directors have been correctly and properly prepared and so filed and delivered, and no such returns, particulars, resolutions or other documents have been so filed or delivered during the period of 10 (ten) Business Days ending with the Closing Date.

(e)	Schedule 9 contains an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities other investments, safe deposit boxes, lock boxes and safes of each Company, and the names of all the directors or other individuals who have access thereto or are authorised to make withdrawals therefrom or dispositions thereof.

(f)	Except as disclosed in Schedule 9, each Company has no outstanding loan capital or any money borrowed or raised, or any liability in respect of any guarantee or indemnity.

9.7	Compliance with Law

(a)	So far as the Seller is aware, the operations of each Company, the conduct of the business of each Company (including, without any limitation, the relevant Project(s)), as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets of each Company have complied and currently do comply with any and all applicable Law.

(b)	No directors or other individuals, during the course of their duties, have done or omitted to do anything which is a contravention of any and all applicable Law giving rise to a material liability on the part of each Company.

(c)	So far as the Seller is aware, each Company has obtained and holds all Permits eventually required for the lawful operation of its business, including, without any limitation, the relevant Project, as and where such business is presently conducted. The Seller is not aware of anything that might result in the revocation, suspension or modification of any of those Permits or might prejudice their renewal.

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9.8	Financial Statements

(a)	The financial statements of each Company (including the Financial Statements), as of the date of its incorporation:

(i)	comply with the requirements of any and all applicable Law (including, without any limitations, the Code and other applicable statutes and regulations);

(ii)	have been prepared in accordance with the Accounting Principles consistently applied; and

(iii)	are not affected by any unusual or non-recurring items.

(b)	The Financial Statements of each Company correctly state the Assets and the liabilities of the Company and show a true and fair view of the state of affairs of the Company and of the results of the Company as of the dates and for the periods for which they were prepared.

9.9	Assets

(a)	So far as the Seller is aware, all the movables and immovable property, tangible and/or intangible assets, machineries, goods and real properties, including, without any limitation, the Land owned by each Company are those indicated in the Financial Statements (the Assets). Each Company has full, good and marketable title and exclusive ownership, possession and/or availability of all its Assets, and such Assets are and will be free and clear of any Encumbrances. For each Company the Assets are all the assets necessary and sufficient to develop, engineer, finance, construct and operate the relevant Project in accordance with any and all applicable Law and Good Industry Practice.

(b)	None of the Assets reflected in the Financial Statements of the Company has been disposed of, or agreed to be disposed of, by the Company.

(c)	All of the tangible Assets owned by the Company are fit for purpose and in compliance with any and all applicable Law in all respects.

9.10	Contracts

(a)	Schedule 10 contains an accurate and complete list of all Contracts to which each Company is party or by which each Company is bound and a complete description of all work remaining to be performed under such Contracts by each Company or the other parties, as the case may be. All such Contracts are valid, in full force, effect and fully enforceable in accordance with their terms and conditions and each term is a valid and binding obligation of each Company and the other parties.

(b)	Each Company has performed all the obligations required to be performed by the Contracts listed in Schedule 10 and is not in default thereunder nor would be in default thereunder with the passage of time, the giving of notice, or both. None of the other parties to any of such Contracts is in default thereunder or would be in default thereunder with the passage of time, giving of notice, or both.

(c)	The Contracts listed in Schedule 10 are all the Contracts necessary and sufficient to develop, engineer, finance, construct and operate each relevant Project in accordance with the Authorisations, any and all applicable Law and the Good Industry Practice.

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9.11	Related party transactions

(a)	Subject to the Settlement Agreement, there is not outstanding and there has not as of the incorporation and up to the Closing Date been outstanding any material loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among each Company and (i) any current or former shareholders, quotaholders, directors, officers, associates, Affiliates of each relevant Company (or any of its predecessors) or (ii) the Seller or any of its current or former shareholders, directors, officers, associates, Affiliates.

(b)	Any Contracts entered into by and between each Company and (i) any current or former shareholders, quotaholders, directors, officers, associates, Affiliates of each relevant Company (or any of its predecessors) or (ii) the Seller or any of its current or former shareholders, directors, officers, associates, Affiliates, have been negotiated, executed and performed in compliance with any and all applicable Law and at arms' length conditions.

9.12	Companies' operations since the Financial Statements' date

(a)	As of 1 July 2012 (as far as the Holding Company is concerned) and 1 January 2012 (as far as the Project Companies are concerned):

(i)	except in the ordinary course of its business consistent with its past practices, the Companies have not:

(A)	created or assumed any Encumbrances upon any of their business (including, without any limitation, the Projects) or Assets; or

(B)	incurred any obligation; or

(C)	made any loan or advance to any Person; or

(D)	assumed, guaranteed or otherwise become liable for any obligation of any Person; or

(E)	committed for any capital expenditure; or

(F)	purchased, leased, sold, abandoned or otherwise acquired or disposed, or agreed to acquire or dispose, of any business (including, without any limitation, the Projects) or Assets; or

(G)	waived any right or cancelled any debt claim; or

(H)	assumed or entered into any Contract; or

(I)	increased, or authorised an increase in, the compensation or benefits paid or provided to any of their directors, officers, salesmen, agents or representatives; or

(J)	done anything else outside the ordinary course of business, whether or not specifically described in any of the foregoing paragraphs;

(ii)	even in the ordinary course of their business consistent with their past practices, the Companies, in their conduct of the Projects have not incurred any obligation, made any loan to any Person, acquired or disposed, or agreed to acquire or dispose, of any business or assets, entered into any Contract or other transaction, or done any of the other things described in paragraph (i);

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(iii)	subject to those matters Disclosed, there has been no Material Adverse Effect affecting the Companies, the Projects, the Companies' Assets or financial condition;

(iv)	subject to those matters Disclosed the Companies have conducted the Projects in a normal and proper manner and paid their creditors within the time agreed with them;

(v)	the Companies (i) have not incurred any outstanding bank debt or notes payable; (ii) have not incurred any outstanding indebtedness to any of their current or former shareholder, quotaholders, directors or officers; (iii) had any obligation for any overdrafts with respect to any of their bank accounts or other cash Assets; (iv) declared, made or paid any dividend or other distribution of profits or Assets which is, or could be treated as, a distribution; (v) accrued any deferred bonuses or compensation due to any shareholder, quotaholder or agent of the Companies or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the relevant Financial Statements.

9.13	Authorisations

(a)	At the Execution Date any and all Authorisations have been obtained by the Companies in relation to the Projects, and at the Closing Date will be valid, in full force and effective.

(b)	In relation to each Project, none of the Authorisations is subject to any litigation with third parties, whether actual or threatened in writing, and:

(i)	there are not threat or administrative challenge of such Authorisations; and

(ii)	there are not express or implicit suspension of the DIA or order (ordinanza) to suspend the works, issued by the relevant Municipality against the Authorisations.

(c)	To the Seller's best knowledge, the Seller or each relevant Company have not breached the provisions of any and all applicable Law, including Environmental Laws, applicable to each Company, its business and the relevant Project, as well as the conditions indicated in the Authorisations, which may result in a revocation and/or suspension of the relevant Authorisations.

(d)	In relation to each Project, all the Authorisations conform to any and all applicable Law, and in particular, to the New Energy Account guidelines issued by the GSE and are, therefore, suitable to allow the admission of each Company to the Incentive Tariff scheme.

9.14	Project

(a)	Each Project (and consequently the photovoltaic plant involved therein) has been duly and fully connected by the manager of the local distribution grid (geslore di rete) with the power distribution grid (rete di distribuzione) and properly entered in commercial operation (entrata in esercizio), from any and all defects and inconsistencies with the data and information set out under Schedule 3.

(b)	Each Project (and consequently the photovoltaic plant involved therein) has been constructed and, consequently, may be operated and maintained in all respects in accordance with the Authorisations, the Good Industry Practice and any and all applicable Law.

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(c)	Each item of machinery or plant of each Project, including its fixed machinery or plant: (i) has not suffered any defect of any kind whatsoever; (ii) is fit for purpose; (iii) has been installed in accordance with Good Industry Practice; and (iv) complies in all material respects with all the relevant Authorisations and any and applicable Law and regulations regarding photovoltaic plants in Italy and, in particular, in Apulia.

(d)	The construction works to be carried out pursuant to the EPC Contracts have been properly authorised and no litigation and/or administrative annulment procedure has arisen or has been threatened in this respect.

9.15	Land

(a)	The details of each Land set out in Schedule 11 are true and accurate in all material respects.

(b)	Each Land is the only property owned, controlled, used or occupied by the relevant Company and all deeds and documents necessary to prove title to each Land are in the possession of the relevant Company. No Company has entered into any Contract, unexpired agreement, option or pre-emption to acquire any other property.

(c)	Each Company is the sole entity entitled to the occupation or use of the relevant Land and no Person is in, or otherwise entitled to, occupation or use.

(d)	There are no Encumbrances on, or affecting any of, each Land, not there is any commitment to give or create any Encumbrance, and no Person or Public Authority has claimed to be entitled to any Encumbrance.

(e)	There are no disputes regarding boundaries, rights (whether benefiting each Land), covenants or other matters relating to each Land or its use. No Land is subject to rights of restitution of it in favour of any former owner, or of any relevant inheritors, with or without compensation. No Land is adjacent to each other.

(0	Each Company has a permanent legal right free from onerous and unusual conditions to use all roads, footpaths, conduits and other facilities serving the relevant Land in the manner in which they are presently used and there is no any imminent or likely interruption of the right of the Company to use these roads, footpaths, conduits or other facilities. No public road is actually interested by the electrical lines constructed and operated in relation to each Project.

(g)	The Project Companies have a proper title on all the areas impacted by the Projects including the areas which are necessary for the construction and operation of the electrical lines and the areas which are necessary for the compliance of the Projects with Article 65, paragraphs 2 and 4 of Law Decree No. 1/2012 passed into Law of 24 March 2012 No. 27.

(h)	Each Company has not entered into any Contract and is not under any obligation in respect of the construction, maintenance or adoption of any road, footpath, conduit or other facility.

(i)	The present use of each Land is in compliance with any and all applicable planning and zoning Laws (including, without any limitation, the PUTTp) and regulations, and the Permits authorising that use are unconditional and permanent.

(j)	No development, alteration or other work which would require any Permit, permission or consent under any and all applicable planning and zoning Law (including, without any limitation, the PUTTp) and regulations have been carried out without all those Permits, permissions and consents having been obtained, and all conditions attached to those Permits, permissions and consents have been observed and performed.

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(k)	No breach of any and all applicable planning and zoning Law (including, without any limitation, the PUTTp) and regulations or building regulations or other relevant Law or any Permit issued under any such Law or regulation has been committed in relation to any Land and no notice has been issued or injunction granted or applied for in respect of any breach or alleged breach of those Law and regulations.

(1)	No building on any Land is of special architectural or historic interest such as to make it subject to controls beyond those affecting buildings generally.

(m)	No Land is (i) classified as a site of communitarian importance (silo dr importanza comunitaria) and/or a special protection zone (zona di protezione speciale) and/or (ii) placed in a seismically active area.

(n)	Each Land is substantially fit for the purpose for which it is used at present and is necessary and sufficient to develop, construct, operate and maintain the relevant Project in accordance with the Authorisations, any and all applicable Law and Good Industry Practice.

9.16	Connection Applications

Each Company (i) has duly submitted any and all the applications (the Connection Applications) to and obtained by the manager of the local distribution grid (gestore di rete) any and all the relevant approvals for connection of each relevant Project to the power distribution grid (rete di distribuzione) and (ii) has made any and all required payments.

9.17	Labour

Each Company does not have and has never had since the date of its incorporation any employees (including lavoralori a progetto), whether full or part time and whether directly or indirectly, or collaborators and no Person may claim against each Company any rights as employee or collaborator.

9.18	Litigation

(a)	With the exception of claims referred to under the Settlement Agreements, no litigation or arbitration proceeding is currently pending or threatened, nor has any such proceeding occurred at any time since the date of each Company's incorporation, to which each Company is or was a party, or by which each Company or any Assets or business (including, without any limitation, the relevant Project) of each Company is or was affected and there are no circumstances which are likely to give rise to any litigation or arbitration proceedings by or against each Company.

(b)	No judgement is currently outstanding, nor has any judgement been outstanding at any time since the date of each Company's incorporation, against each Company, or by which each Company or any Assets or business (including, without any limitation, the relevant Project) of each Company is or was affected.

(c)	No breach of Contract, breach of warranty, tort, negligence, infringement, product liability, discrimination or other claim of any nature has been asserted or threatened by or against each Company at any time since the date of its incorporation, and there is no basis for any such claim.

(d)	Each Company is not the subject of any investigation, inquiry or enforcement proceedings or process by any Public Authority, other administrative or regulatory body nor are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

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9.19	Tax and Social Security

(a)	So far as the Seller is aware, each Company has:

(i)	duly and timely complied with all requirements in the matter of Tax;

(ii)	duly and timely filed all compulsory Tax returns, if any, with the competent Tax authorities and the information provided thereby are correct, complete and not misleading;

(iii)	fully and timely made all payments, assessments, withholdings as well as fully and timely paid any penalties and interest with respect to Taxes as resulting from the filed returns and any notice, assessment or injunction received from any relevant Tax authority;

(iv)	made adequate and full provisions in the Financial Statements for all Tax obligations and liabilities; and

(v)	not received any assessment, injunction, request for payment which remain outstanding and unpaid, or other communication from any Tax authority since the date of its incorporation and there are no circumstances that may give raise to any such assessment, injunction or request for payment.

(b)	Each Company is not subject to any Tax related proceedings or disputes pending before any Public Authority or any other authority or competent body. No inspection, assessment or dispute by any competent body is expected or formally threatened against each Company.

9.20	Insurance

Except as specified in Schedule 12, since the date of its incorporation each Company has not entered into any insurance policies and, in relation to the conduct of the business of each Company, no insurance policy has to be entered by it pursuant to any and all applicable Law.

9.21	Intellectual Property

(a)	Other than the right to its corporate name, each Company does not have any intellectual property right which has been registered in or applied for in connection with the business of the Company or otherwise granted in use to the Company (including trademarks, IT and software licences). No intellectual property rights are necessary for the carrying out of the business of each Company, including, without any limitation, the development, engineer, finance, construction, commission, operation and maintenance of each relevant Project.

(b)	None of the operations of the business of each Company involves the unauthorised use of confidential information in circumstances which might entitle a third party to make a claim, of whatever nature, against the Company.

9.22	Environment

(a)	So far as the Seller is aware, each Company has as of its incorporation complied with any and all applicable Environmental Law.

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(b)	Each Company has as of its incorporation held all requisite Environmental Licences (all of which are valid and subsisting) and, so far as the Seller is aware, has complied with the terms and conditions of such Environmental Licences. The Environmental Licences have at all times covered the activities of each Company in the places and in the manner in which such activities are or have been carried out. So far as the Seller is aware, there are no circumstances likely to give rise to any modification, suspension, revocation of any Environmental Licence, or which may prejudice the renewal, extension or, where necessary transfer of, any such licence.

(c)	So far as the Seller is aware, each Company has not received any notice or other communication from which it appears that the Company has been, is or may be in violation of any Environmental Law and/or Environmental Licence or that any Environmental Licence may be subject to modification, suspension or revocation.

(d)	Each Company is not engaged in any prosecution litigation, arbitration or settlement action concerning Environmental Law, any Environmental Licence or Dangerous Substances and there are not facts or circumstances which are likely to give rise to such prosecution, litigation, arbitration or settlement action by or against the Company.

(e)	Each Company is not responsible (wholly or in part) for any Environment Remedial Action in relation to each Land or is subject to any investigation or inquiry by any Environment Regulatory Authority in relation to each Land.

(f)	Each Land is not included on or referred to in any register of contaminated land or any similar record or register.

9.23	Health and Safety Matters

(a)	Each Company complies and has at all times complied with any and all applicable Law and regulations relating to health and safety in workplaces including all conditions, limitations, obligations, prohibitions and requirements (including any and all fulfilments to be performed before the commencement of any kind of work whatsoever) contained therein and there are no facts or circumstances which may lead to any material breach of any and all applicable Law and regulations relating to health and safety in workplaces.

(b)	There have been no claims, investigations or proceedings against or threatened against each Company or any of its directors in relation to the relevant Project in respect of accidents, injuries, illness, disease or other harm to the health and safety of contractors, subcontractors or any other persons caused by breaches of any and all applicable Law and regulations relating to health and safety in workplaces or otherwise.

9.24	Questionable Payments

So far as the Seller is aware, no current or former partners, owners, quotaholders, directors, executives, officers, representatives, agents of each Company (when acting in such capacity or otherwise on behalf of the Company):

(a)	has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(b)	has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees;

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(c)	has established or maintained, or is maintaining, any unlawful or unrecorded fund of company monies or other properties;

(d)	has made at any time any false or fictitious entries on the books and records of the Company;

(e)	has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using company funds or otherwise on behalf of the Company; or

(f)	made any material favour or gift that is not deductible for income tax purposes using company funds or otherwise on behalf of the Company.

9.25	Brokerage Fees

No Person acting on behalf of each Company or any of its shareholders or quotaholders is or shall be entitled to any brokerage, finder’s fee or a like payment in connection with the transactions contemplated in this Master Agreement and no legal fees or audit or accountancy fees will be payable by each Company arising directly or indirectly from the negotiations and signing of this Master Agreement.

9.26	Powers of Attorney

Each Company has not granted any power of attorney or similar authority which remains in force at the Closing Date.

9.27	Full Disclosure

(a)	The Seller represents and warrants to the Purchaser that during the negotiation of this Master Agreement and the due diligence investigations carried out by or on behalf of the Purchaser it has made available to the latter, true and accurate copies of all documentation concerning each Company and each Project.

(b)	No Warranty made by the Seller in this Master Agreement or pursuant hereto (i) contains any untrue statement of any fact; or (ii) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect.

(c)	The copies of documents referred to in this Master Agreement or otherwise delivered or Disclosed to the Purchaser in connection with the transactions contemplated in this Master Agreement, are true and accurate, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to the Purchaser’s understanding thereof in any respect.

(d)	There is no material fact that has not been disclosed to the Purchaser in this Master Agreement and/or in the course of the due diligence, that has a Material Adverse Effect on each Company, each Project, the Assets or financial condition of each Company or the ability of each Company or of the Seller to perform their obligations under this Master Agreement.

(e)	All information relating to each Company, its Assets or each Project which would be material to a purchaser for value of the shares, quotas, undertakings or assets of the Company is contained in this Master Agreement.

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10.	INDEMNITY

10.1	Seller’s indemnity

(a)	The Seller shall, at the direction of the Purchaser, indemnify the Purchaser, the relevant Company or (in the case of liability to another Person which has not been discharged) the Person to whom the liability has been incurred, including, without any limitation, officers, employees and agents (each, a Beneficiary), against:

(i)	any deficiency or liability of the Beneficiary, including liabilities of any nature, payments, losses (including minusvalenze and sopravvenienze passive), damages, obligations, claims, expenses and any other costs (including labour, social security, environmental, Tax, product or third party liability), whether accrued, contingent or otherwise (passività attuali or potenziali), which arises from any of its Warranties being untrue, misleading, incomplete or breached and which would not have existed or arisen if the Warranty in question had not been untrue, misleading, incomplete or breached;

(ii)	any proceeding, action, suit, claim or demand against the Beneficiary by any Person arising out of or caused by, directly or indirectly, any act or omission of the relevant Company, or any of its shareholders or quotaholders, directors or officers, occurring at any time on or before the Closing Date;

(iii)	any overstatement of an asset (insussistenze di poste attive o minusvalenze) or understatement of a liability, whether accrued, contingent or otherwise (passività attuali o potenziali); and

(iv)	any costs and damages, including a loss in value of the Shares, suffered as a result of the above.

(b)	The liability of the Seller under letter (a) shall be subject to the limitations contained in, and to the other provisions of, Subclause 10.2, and any Claim shall be subject to the provisions of those Subclauses.

(c)	With respect to any Claim as to which the Purchaser (or any other Beneficiary) is entitled to indemnification from the Seller under Subclause 10.1, within 30 (thirty) Business Days after the Purchaser receives written documents underlying the Claim or, if the Claim does not involve a third party action, suit, claim or demand, promptly after the Purchaser first has actual knowledge of the Claim, the Purchaser shall give notice to the Seller (the Indemnification Notice) of the nature of the Claim and the amount demanded or claimed in connection therewith (the Claim Amount), together with copies of such written documents. In this latter event the Seller (without prejudice to its right to refer the matter to a court in accordance with Subclause 13.2) shall pay to the Beneficiary the Claim Amount as directed by the Purchaser within 20 (twenty) Business Days as of receipt of the Indemnification Notice. If the Seller does not notify the Purchaser with its intention to refer the matter to an arbitration in accordance with Subclause 13.2 within 20 (twenty) Business Days as of receipt of the Indemnification Notice, the Seller shall be deemed to have accepted liability for the Claim Amount.

(d)	If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Seller shall, at its expense and through legal counsels of its choice, promptly assume and have sole control over the litigation, defence or settlement (the Defence) of the Claim, except that:

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(i)	the Purchaser may, at its option, expense and through legal counsels of its choice, participate in the Defence or assume control of Defence. In the event the Purchaser assumes the control of Defence: (I) the Seller shall be entitled to participate in the Defence at its expense and through lawyers of its choice and (II) if the Defence requires the payment of monetary damages the Purchaser shall only be entitled to consent to any Judgement, or agree to any amicable settlement, with the Seller prior written consent, such consent not to be unreasonably withheld or delayed;

(ii)	the Seller shall not consent to any Judgement, or agree to any amicable settlement, without the Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed;

(iii)	the Seller shall keep the Purchaser promptly informed of the Defence and provide the Purchaser with copies of all relevant documents and such other information in its possession or control as may be requested by the Purchaser; and

(iv)	if the Seller does not promptly assume control over the Defence or, after doing so, does not, in the Purchaser’s opinion, continue to prosecute the Defence in good faith, the Purchaser may, at its option and through legal counsel of its choice, but at the Seller’s expense, assume control over the Defence.

(e)	In any event sets out under letter (d) the Seller and the Purchaser shall fully cooperate with each other in connection with the Defence, including by furnishing all available documentary or other evidence as is reasonably requested by the other Party.

(f)	If the Seller and/or the Purchaser, as the case may be, is/are not successful in its/their action under letter (d), the Seller shall pay the Claim Amount (plus any accrued interests) to the Beneficiary within 15 (fifteen) Business Days as of the date of the Judgement or the amicable settlement.

(g)	Without prejudice to any other rights or remedies available to it, the Beneficiary may deduct from any amount payable by it under

(i)	this Master Agreement; or

(ii)	any Contracts, transactions, understandings or other arrangements entered into by it or, if different, the relevant Company, and by the Seller and any of its current or former shareholders, directors, officers, associates or Affiliates; or

(iii)	any Contracts, transactions, understandings or other arrangements entered by it or, if different, the relevant Company, and by Seller or any of its current or former shareholders, directors, officers, associates or Affiliates, any sum due to the Beneficiary under this Master Agreement (including in respect of any breach of the obligations, Warranties and undertakings on the part of the Seller).

(h)	The covenants under this Subclause 10.1 may be enforced by any Beneficiary without any prejudice to any other rights or remedies available to it under any Contract, transaction, understanding or other arrangement entered into by it or, if different, the relevant Company, and by the Seller and any of its current or former shareholders, directors, officers, associates or Affiliates.

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(i)	The covenants under this Subclause 10.1 may be enforced by any Beneficiary, if different from the Purchaser, against the Seller, as a third party beneficiary under article 1411 of the Code.

10.2	Limits on the Seller’s liabilities

(a)	The liability of the Seller in respect of Claims for breach of the Warranties given in Clause 9 shall terminate:

(i)	on the tenth Business Day after the date on which the Claims are definitively time-barred by all applicable statutes of limitation (including any extensions or waivers) in respect of employment matters (danni e responsabilità connessi ai rapporti di lavoro) and matters covered by Warranties set out in Subclause 9.19; and

(ii)	without any prejudice to point (i) above, on the tenth Business Day after the date of the second anniversary of the Closing Date in respect of all other matters.

(b)	The Seller shall not be liable if the amount due in connection with issues, events or occurrences giving rise to a Claim does not exceed, in the aggregate, Euro 50,000 (fifty thousand/00), provided that if such threshold is exceeded, the Seller shall be liable to pay the entire amount.

(c)	The liability of the Seller in respect of Claims arising, in accordance with Subclause 10.1, from any of the Warranties given in connection to the Companies and/or the Projects being untrue, misleading, incomplete or breached and which would not have existed or arisen if the Warranty in question had not been untrue, misleading, incomplete or breached, shall not exceed Euro 2,500,000 (two million five hundred thousand/00).

(d)	Nothing in this Clause shall qualify or limit the liability of the Seller in relation to any Claim attributable to fraud (dolo) or wilful misconduct (colpa grave) on the part of the Seller or its agents or advisors.

10.3	Special Indemnity

(a)	The Parties agree that the Seller shall indemnify and hold the Purchaser harmless from and against any and all costs, losses or damages incurred or suffered by the Companies deriving from:

(i)	claims referred to under the Settlement Agreements and/or the breach of the latter by any of the parties thereto, inclusive without limitations of any costs, losses or damages, incurred or suffered in connection with any of the litigation proceedings referred to under the Settlement Agreements;

(ii)	the revocation, annulment, invalidity, challenge of the DIA in relation to all of the Projects because of non compliance with Articles 22 and 23 of the Presidential Decree No. 380/2001; and/or fines or other sanctions issued pursuant to Article 37 of Presidential Decree No. 380/2001 because of the construction works carried out in relation to Casamassima Saracino Project being not compliant with the Authorisations; and/or the agreement (Convenzione) for the granting of the Incentive Tariff having not been properly entered into by 31 March 2013 by the Project Company FV8 and the GSE with reference to the Vitti 1 Project, and, in general, the occurred suspension, interruption, revocation of any Incentive Tariff for any of the Project or revocation, annulment, termination of the relevant agreements (Convenzioni) between each of the Project Companies and the GSE, after the Closing Date;

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(iii)	the missed or inaccurate or incomplete payment by each beneficiary to the relevant grantor of considerations due in relation to the pie-crust lease and easement agreements (contratti per la costituzione di diritto di superficie e servitiù) and the deeds of undertaking (atti d'obbligo) concerning the Projects;

(iv)	the missed or inaccurate recording of the deeds of easement (contratti per la costituzione di diritti di servitiù) concerning the Vitti 1 Project for tax purposes;

(v)	any challenge, claim, procedure brought by the GSE or other Public Authorities in relation to the entitlement (titolarità) of any of the Project Companies to the DIA and DIL relating to the Projects, whether arising because or in connection or as a consequence of the commencement of any process to obtain an act of assignment (voltura) of such DIA and/or DIL.

(b)	Subject to Subclause 10.3(a), the Seller shall reimburse the Purchaser, within 10 Business Days following the request made by the same in this respect, an amount equal to the above costs, losses or damages actually incurred or suffered by the Companies.

(c)	The limitations provided under Subclause 10.2 shall not apply to this Subclause 10.3, it being agreed that:

(i)	the maximum aggregate liability of the Seller under this Subclause 10.3 is equal to Euro 12,300,000.00 (twelve million three hundred thousand/00), provided that such amount shall be automatically reduced every each year elapsing as of the Closing Date according to the following table, unless in the event of Claims having been brought against the Seller under this Subclause 10.3 in the meantime, in which case such yearly reduction shall be automatically suspended up until the above Claims are finally and fully settled between the Parties:

Year no.	Automatic Reduction %
Year 1	0%
Year 2	0%
Year 3	2.5%
Year 4	5.0%
Year 5	7.5%
Year 6	10.0%
Year 7	13.3%
Year 8	16.7
Year 9	20.0%
Year 10	25.0%

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(ii)	the liability of the Seller under this Subclause 10.3 shall terminate on the tenth anniversary of the Closing Date, except in respect of any Claim of which notice is given to the Seller before such date.

11.	CONFIDENTIALITY

11.1	Each Party undertake:

(a)	to keep confidential this Master Agreement and its terms and conditions as well as any and all other information which have been or will be delivered or disclosed (whether orally or in writing) by the other Party in connection with this Master Agreement and its performance (the Confidential Information), with a level of care and attention which is not less than that used to protect confidential information and documentation relating to such Party; and

(b)	not to disclose any Confidential Information to any third party without the previous written consent of the other Party, except and only to the extent (a) required by applicable law or by any authority of competent jurisdiction, (b) such information has become public through no fault of the Party who receives it or (c) required to comply with any disclosure requirement applicable to listed companies, it being understood, however, that the Parties may disclose the Confidential Information to its shareholders, affiliates, officers, employees, consultants and representatives insofar as necessary for the carrying out of the activities provided for in this Master Agreement.

11.2	The Parties acknowledge the essential nature of this Clause 11 since a breach of the confidentiality obligations in this Clause may significantly jeopardize the expected revenues of the Projects.

12.	MISCELLANEOUS

12.1	Entire Agreement, Modification and Remedies

This Master Agreement and the Schedules constitute the entire agreement between the Parties relating to the subject matter hereof and supersede any and all prior understandings or agreements between the Parties, whether written or oral, express or implied, relating hereto. Any modification of this Master Agreement or additional obligations assumed by any Party in connection with the subject matter hereof shall be binding only if evidenced in writing and signed by the duly authorised representatives of the Parties.

12.2	No Waiver

Any possible time or indulgence by a Party in respect of acts or omissions of the other Party in breach of the provisions of this Master Agreement shall in no way be construed as a waiver of the rights of such Party arising from the breached provision, nor of the right to demand the appropriate and correct fulfilment of the terms and conditions provided herein.

12.3	Severability

In the event that one or more of the terms, provisions or conditions in this Master Agreement are deemed invalid or ineffective for any reason whatsoever, such invalidity or ineffectiveness shall not affect the validity and effectiveness of the other terms, provisions and conditions herein, and the terms, provisions or conditions deemed invalid or ineffective shall be regarded as deleted from this Master Agreement. The Parties hereby also undertake to negotiate in good faith in order to replace in mutual agreement the terms, provisions and conditions which have become invalid or ineffective, with new covenants aimed at re-balancing, if necessary, the overall interests in this Master Agreement.

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12.4	Undertaking for a third party's fact or behaviour (promessa del facto del terzo)

Any undertaking assumed by a Party under any provision of this Master Agreement whereby such Party "undertakes to procure that", “shall procure that”, “undertakes to cause that”, “shall cause that”, “shall ensure that” any Person, which is not such Party, performs any action or omits to perform any action, or which provided for such Party's undertaking by using similar expressions, shall be deemed to constitute (and shall be interpreted as) a promessa del fatto del terzo by such Party with respect to such action or omission of such Person pursuant to article 1381 of the Code.

12.5	Costs and Expenses

Without any prejudice to any other different provision set out in this Master Agreement, each Party shall bear and pay its own legal and other costs incurred in relation to the preparation and execution of this Master Agreement and the performance of the obligations contemplated by it. It is agreed and understood that any tax and/or duty as well as any notarial fees due in relation to the transactions contemplated under this Master Agreement shall be equally borne by the Parties which carried out such transactions.

12.6	Notices

(a)	The language of this Master Agreement is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

(b)	Any notice or other formal communication given in this Master Agreement must be in writing and may be delivered or sent by post to the party to be served at its address appearing in this Master Agreement as follows:

(i)	to the Seller at:

Schiphol Boulevard 231, 1118 BH Schiphol, the Netherlands,
marked for the attention of Mr. Jacobus Johannes van Ginkel,

(ii)	to the Purchaser at:

Floor 15, Bockenheimer Landstr. 51-53 / 60325 Frankfurt am Main, Germany,
marked for the attention of Mr. Werner Goricki,

with copy to:

(A)	WHEB Infrastructure Partners LLP, 2 Fitzhardinge Street, London WI H 6EE, marked for the attention of Mr. Matthew Hammond,

(B)	Allen & Overy Studio Legale Associato, Via Manzoni 41-43, Milan, Italy, marked for the attention of Mr. Paolo Ghiglione,

or at such other address or fax number as a Party may have notified to the other Party in accordance with this Clause. Any notice or other document sent by post shall be sent by registered mail return receipt requested (if within the territory of Italy) or by prepaid airmail (if elsewhere).

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(c)	Any notice or other formal communication shall be deemed to have been given:

(i)	if delivered, at the time of delivery; or

(ii)	if posted, on the day of receipt, provided it is sent by registered mail requesting a return receipt.

12.7	Assignment

(a)	Without any prejudice to letters (b) and (c) below, none of the Parties may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Party.

(b)	The Purchaser shall be entitled, without the consent of the Seller, to transfer its rights and obligations under this Master Agreement, in whole or in part, to any of its Affiliates. The Purchaser will notify the Seller of any such transfer and the latter hereby irrevocably agree to execute any documentation necessary to give effect thereto. Furthermore the Purchaser may designate one Person to become a party to this Master Agreement and to purchase the Projects in accordance with the terms hereof, provided that such designation is made in compliance with the following provisions:

(i)	anything in article 1403 of the Code to the contrary notwithstanding, the designation will be sufficiently made if notified in writing to the Seller together with the written acceptance of the Person so designated no later than 3 (three) Business Days prior to the Closing Date; and

(ii)	the designated Person shall assume, and the Purchaser shall be free of, all and any obligation and undertaking of the Purchaser regulated in this Master Agreement.

(c)	The Purchaser shall be entitled to assign to any third parties, without seeking the Seller's consent, its current and future rights under Clause 10.

12.8	Payments

Unless otherwise expressly stated, all payments to be made under this Master Agreement shall be made in Euro to the Party to be paid as follows:

(a)	to the Seller, by irrevocable wire transfer in immediately available funds (valuta fissa a favore del beneficiario), to the third party account of Eversheds Faasen B.V. Notariaat Rotterdam with account number 66.43.75.952 at ING Bank in Amsterdam (IBAN code: IBAN NL84 INGB 0664 3759 52 and BIC code ING Bank: INGBNL2A) for the attention of Eversheds Faasen B.V. Notariaat Kwaliteitsrekening Volders with reference "7596 — transfer shares eco-Kinetics Netherlands One B.V.", or such other account as the Seller may specify;

(b)	to the Purchaser, by irrevocable wire transfer in immediately available funds (valuta fissa a favore del beneficiario), to the account of the Purchaser at: Deutsche Bank Privat- und Geschäftskunden AG, BLZ: 500 700 24, number: 011574100, IBAN: DE17 5007 0024 0011 5741 00, BIC / SWIFT Code: DEUTDEDBFRA, or such other account as the Purchaser may specify.

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13.	APPLICABLE LAW AND ARBITRATION

13.1	Applicable Law

This Master Agreement is governed by and shall be constructed according to the laws of Italy.

13.2	Arbitration

(a)	All disputes arising out from this Master Agreement shall be settled by arbitration under the Rules of the Chamber for National and International Arbitration of Milan. The arbitration panel shall consist of three arbitrators appointed according to the Rules of the Chamber for National and International Arbitration of Milan. The seat of the arbitration shall be Milan. All the documentation shall be either English or Italian and the language of the arbitration shall be Italian.

(b)	The arbitration panel shall act on the following basis:

(i)	the panel shall render its decision within 120 (one hundred twenty) days from the date it accepts office;

(ii)	the panel shall decide in accordance with the rules of law (secondo diritto);

(iii)	the final award shall also fix the costs of the arbitration and decide which of the parties or in what proportion the parties shall bear them; and

(iv)	the award of the arbitrators shall be final and binding and shall not be subject to appeal.

IN WITNESS WHEREOF, the Parties hereto have caused this Master Agreement to be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument by their duly authorised representatives as of the date first written above.

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SIGNATORIES

Prime Renewables GmbH	eco-Kinetics Netherlands Holding B.V.

/s/ J.J. Van Ginkel
J.J. Van Ginkel

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